NON-COMPETITION AGREEMENT

NON-COMPETITION AGREEMENT made as of the 21st day of June, 2007.

BETWEEN:

NOVAMERICAN STEEL INC.,

a corporation existing under the laws of Canada,

(hereinafter referred to as the “Company”),

- and -

SYMMETRY HOLDINGS, INC.,

a corporation existing under the laws of the State of Delaware,

(hereinafter referred to as “Symmetry”),

- and -

632422 N.B. LTD.,

a corporation existing under the laws of the Province of New Brunswick,

(hereinafter referred to as “Acquistionco” and together with Symmetry, the “Purchaser”),

- and -

D. BRYAN JONES,

an individual resident in the Province of Québec,

(hereinafter referred to as the “Restricted Person”),

(Company, Symmetry, Acquisitionco and Restricted Person are hereinafter collectively referred to as the “Parties”).

WHEREAS Symmetry, Acquistionco and the Company entered into an arrangement agreement dated the date hereof (the “Arrangement Agreement”) in contemplation of a statutory plan of arrangement (the “Arrangement”) under Section 192 of the Canada Business Corporations Act on the terms and subject to the conditions set out in the Arrangement Agreement;

AND WHEREAS pursuant to the Arrangement, Acquisitionco will acquire all of the common shares of the Company (“Company Shares”), including 5,669,917 Company Shares beneficially held by the Restricted Person representing 54.3% of the issued and outstanding Company Shares, and Purchaser has requested and the Restricted Person has agreed to enter into the Agreement, and the Restricted Person acknowledges that the Purchaser is relying on the Restricted Person’s covenants contained in this Agreement in connection with the consummation of the Arrangement;

AND WHEREAS the Restricted Person has been actively involved in the development and operation of the Company and is currently an executive officer and director of the Company, the business of which is the processing and distribution of carbon steel, stainless steel and aluminum products, the manufacture of tubing products, the production of roll formed steel sections, the manufacture of hardwood flooring nails and nailers, front loading brackets and racking, and operating as an intermediary between primary metal producers and manufacturers (the “Business”);

AND WHEREAS the Restricted Person acknowledges that this Agreement is necessary in order for the Purchaser to receive the full benefit of the goodwill of the Business and the Restricted Person is entering into this Agreement in order to ensure that such goodwill is not impaired by his actions;

AND WHEREAS Scott B. Jones, an executive officer and director of the Company and the son of the Restricted Person has entered into an agreement with the Purchaser and the Company with substantially identical provisions as this Agreement;

AND WHEREAS the Restricted Person has agreed to vote the Company Shares beneficially owned by him, or in respect of which he is entitled to exercise the voting rights, in favour of the Arrangement or an Alternative Transaction, and the Restricted Person has entered into a Lock-Up Agreement with Symmetry and Acquisitionco to that effect (the “Lock-Up Agreement”);

AND WHEREAS capitalized terms used in this Agreement and not otherwise defined herein that are defined in the Lock-Up Agreement shall have the respective meanings ascribed thereto in the Lock-Up Agreement, as it may be amended from time to time;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the above premises, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree as follows:

1.	Non-Competition

(a)          The Restricted Person shall not (by himself or in association with any person, firm, corporate or other business organization or through any other entity or as a shareholder or creditor of any of the foregoing), during the period commencing immediately after the Effective Time and ending on July 1, 2009 (the “Restriction Period”), directly or indirectly own any interest in, operate, manage, control, participate in, consult with, advise, render services for, carry on or engage in any manner in any business, lend money to, guarantee the debts or obligations of or permit his name to be used or employed by any person engaged in or concerned with or interested in, (collectively, the “Restricted Actions”) any business that is the same as or competitive with the Business in any of the States of Connecticut, Delaware, District of

Columbia, Indiana, Maryland, Massachusetts, Michigan, New Hampshire, New Jersey, New York, North Carolina, Ohio, Pennsylvania, Rhode Island, Vermont, and Virginia, or in either of the Provinces of Quebec and Ontario (collectively, the “Territory”), other than: (i) making a Permitted Investment (as defined herein), and (ii) Restricted Actions in respect of the Permitted JV.

(b)          A “Permitted Investment” means a passive investment in a publicly traded company that is engaged in a business that is the same as or competitive with the Business, the Company or the Purchaser or any of their Subsidiaries, which investment which does not exceed in the aggregate five per cent (5%) of the total equity value of such company.

(c)          The “Permitted JV” means a potential business venture to sell products produced in a cut-to-length with in-line temper mill and slitter to process steel coil, to be constructed in the State of Mississippi, which potential business venture will be formed or conducted at any time by the Restricted Person, directly, or indirectly, together with a third party steel business operator previously disclosed to Symmetry.

(d)          The Restricted Person hereby represents and warrants that all existing customers of the Business are within the Territory and all current product sales of the Business are within the Territory, except sales to customers located in the States of Alabama and Florida, and Sweden and Australia, wherein sales represent in aggregate less than $400,000 per year.

2.	NonSolicitation

The Restricted Person shall not (by himself or in association with any person, firm, corporate or other business organization or through any other entity or as a shareholder or creditor of any of the foregoing), during the Restriction Period, directly or indirectly:

(a)

induce or attempt to induce any executive or employee of the Company or the Purchaser or any of their subsidiaries to leave the employ of the Company or the Purchaser or any of their subsidiaries, as applicable, or in any way interfere with the relationship between the Company, the Purchaser or their subsidiaries and any executive or employee of any of them;

(b)

induce or attempt to induce any customer, supplier, licensee, licensor, franchisee, Governmental Authority or other business relation of the Company or the Purchaser or any of their Subsidiaries to cease doing business with the Company or the Purchaser or any of their Subsidiaries, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor, franchisee, Governmental Authority or business relation of the Company or the Purchaser or any of their Subsidiaries (including, without limitation, making any negative or disparaging statements or communications regarding the Company or the Purchaser or any of their Subsidiaries); or

(c)

solicit or attempt to solicit any customer or prospective customer of the Company or the Purchaser or any of their subsidiaries for any purpose which is in competition, in whole or in part, with the Business.

3.	Consulting Services

(a)          From the Effective Time to December 31, 2007, the Restricted Person agrees to make himself available if, as and when reasonably requested by the Purchaser to perform certain consulting services, consisting of the duties and responsibilities the Restricted Person previously fulfilled as an executive officer of the Company and which may be desirable or necessary to transition the business of the Company to the Purchaser while preserving the existing goodwill of the Company, and such other additional services as may from time to time be agreed upon between the parties, acting reasonably (the “Services”).

(b)          Purchaser shall reimburse the Restricted Person for all expenses actually and properly incurred by the Restricted Person and approved in advance by Purchaser in the performance of the Services.

4.	Remedies

The Restricted Person agrees that any breach of the terms of this Agreement would result in immediate and irreparable injury and damage to the Company and the Purchaser for which the Company and the Purchaser could not be adequately compensated by damages. The Restricted Person therefore agrees that in the event of said breach or any threat of breach, the Company and the Purchaser shall, in addition to any other remedy, right or relief to which each may be entitled at law or in equity or otherwise, be entitled to relief by way of interlocutory, temporary or permanent injunction, without having to prove damages. The provisions of this paragraph shall not prevent the Company or the Purchaser from pursuing any other available remedies for any breach or threatened breach hereof, including, without limitation, the recovery of damages from the Restricted Person.

5.	Tax Consideration

The Parties agree that no portion of the Purchase Price (as defined in the Lock-up Agreement) received or receivable is to be allocated to a restrictive covenant as that term is defined in any applicable tax legislation. The Parties agree to file, or cause the filing, at the discretion of the Restricted Person, of the appropriate joint elections under proposed Section 56.4 of the Income Tax Act (Canada) (the “Tax Act”) or any similar provision in any applicable tax legislation that would have the effect of not requiring the Restricted Person or any person related to the Restricted Person to include under Section 56.4 of the Tax Act or any similar provision in any applicable tax legislation any amount in its income for tax purposes, provided such election has no adverse effect on the Purchaser.

6.	Acknowledgment

The Restricted Person acknowledges that he has agreed to be bound by the covenants contained in this Agreement in consideration of the parties’ agreement to enter into the Arrangement Agreement and consummate the Arrangement. The Restricted Person further acknowledges that the covenants contained in this Agreement are separate and independent of any covenants contained in any other agreement between the Company, Symmetry or Acquistionco and the Restricted Person, whether entered into prior to, contemporaneously with or following the date hereof. The Restricted Person acknowledges that the provisions of this Agreement are reasonable in all of the circumstances and that the operation of this Agreement may seriously constrain the Restricted Person’s freedom to pursue competitive business alternatives in the Territory.

7.	Termination

(a)          Sections 1, 2 and 3 of this Agreement shall not become effective until the Effective Time.

(b)          This Agreement will terminate automatically and without any further action required by any party, immediately following the Outside Date, if the Arrangement or Alternative Transaction is not consummated by the Outside Date.

8.	Independent Legal Advice

The Restricted Person hereby acknowledges that he:

(a)	has been advised by the Purchaser to seek independent legal advice prior to entering into this Agreement;
(b)	has sought such independent legal advice or deliberately decided not to do so;
(c)	understands his rights and obligations under this Agreement; and
(d)	is executing this Agreement voluntarily.

9.	Amendments and Waivers

This Agreement and any of the provisions hereof may be amended, waived (either generally or in a particular instance and either retroactively or prospectively), modified or supplemented, in whole or in part, only by written agreement signed by the parties hereto; provided, that, the observance of any provision of this Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach, except as otherwise explicitly provided for in such waiver. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

10.	Notices

All notices, requests, demands and other communications hereunder shall be in writing and shall be sufficiently given if delivered or sent by facsimile transmission:

If to the Restricted Person:

2nd Floor

6001 Irwin Street

LaSalle, Québec H8N 1A1

Attention: D. Bryan Jones

Facsimile: 514.368.3635

If to the Company:

6001 Irwin Street

LaSalle, Québec H8N 1A1

Attention: Chief Financial Officer

Facsimile: 514.368.3635

If to Symmetry or Acquistionco, to:

28 West 44th Street

New York, NY 10036

U.S.A.

Attention: Chief Executive Officer

Facsimile: 646.429.1541

Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or sent by facsimile transmission (or, if such day is not a business day, on the next following business day) provided that it is delivered or transmitted during normal business hours, failing which it shall be deemed to have been given and received on the next following business day.

11.	Governing Law

This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the Province of Québec and the federal laws of Canada applicable therein. Each party hereby irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of the Province of Québec and all courts competent to hear appeals therefrom.

12.	Severability

Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision or portion of any provision, in any other jurisdiction. In addition, should a court determine that any provision or portion of any provision of this Agreement is not reasonable or valid, either in period of time, geographical area, or otherwise, the parties hereto agree that such provision should be interpreted and enforced to the maximum extent which such court deems reasonable or valid.

13.	Entire Agreement

This Agreement, together with the Arrangement Agreement and the Lock-up Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided.

14.	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall be deemed to constitute one and the same instrument.

15.	Binding Effect

This Agreement shall be binding upon, and enure to the benefit of, the successors and assigns of each of the parties.

16.	Number, Gender and Persons

In this Agreement, words importing the singular number only shall include the plural and vice versa, words importing gender shall include all genders and words importing persons shall include individuals, companies, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities.

17.	Interpretation

In this Agreement, unless otherwise expressly stated or the context otherwise requires:

(a)	references to “herein”, “hereby”, “hereunder”, “hereof” and similar expressions are references to this Agreement and not to any particular Section of or Schedule to this Agreement;
(b)	references to a “Section” or a “Schedule” are references to a Section or Schedule of this Agreement;
(c)	words importing the singular shall include the plural and vice versa, and words importing gender shall include the masculine, feminine and neuter genders;

(d)	the terms “person” and “business day” shall have the meanings ascribed thereto in the Arrangement Agreement;
(e)	the use of headings is for convenience of reference only and shall not affect the construction or interpretation hereof; and
(f)	wherever the term “includes” or “including” is used, it shall be deemed to mean “includes, without limitation” or “including, without limitation”, respectively.

18.	Language

The parties confirm that it is their wish that this Agreement has been drawn up in the English language only. Les signataires confirment leur volonté que la présente convention soit rédigée en anglais seulement.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

NOVAMERICAN STEEL INC.
by	/s/ Lawrence P. Cannon
Lawrence P. Cannon
Vice President and Chief Financial Officer

SYMMETRY HOLDINGS, INC.
by	/s/ Corrado De Gasperis
Corrado De Gasperis
Chief Executive Officer

632422 N.B. LTD.
by	/s/ Corrado De Gasperis
Corrado De Gasperis
President

SIGNED, SEALED & DELIVERED in the presence of: /s/ Lawrence P. Cannon	/s/ D. Bryan Jones
Witness	D. Bryan Jones